Exhibit 99.1

KeyW Completes Acquisition of Sotera Defense Solutions

Strategic Combination Accelerates Growth Strategy, Expands Footprint Into Target Agencies, Enhances Cash Flow Profile and Creates Differentiated, Pure-Play Intelligence Community Provider of Scale

HANOVER, Md., April 4, 2017 (GLOBE NEWSWIRE) –The KeyW Holding Corporation (NASDAQ:KEYW) today announced that it has completed its acquisition of Sotera Defense Solutions, Inc. (Sotera) in an all-cash transaction valued at approximately $235 million, inclusive of tax assets acquired as a result of the transaction. This transaction will augment the strengths of both companies to create a leading pure-play products and solutions provider to the Intelligence Community (IC) and related customers. Integration is expected to be completed by December 2017.

“The new KeyW offers a unique value proposition for customers, employees and shareholders alike,” said Bill Weber, KeyW’s chief executive officer. “We’ll purposely remain nimble to deliver advanced solutions that address ever-evolving, complex national security challenges. At the same time, we’ll have the scale to provide highly competitive cost models to further drive growth and create value for our customers and additional opportunities for our employees.”

Sotera is an agile, mid-sized national security technology company that delivers innovative systems, solutions and services in support of the critical missions and programs of Civilian Agencies, Department of Defense (DoD), Intelligence Community, Department of Homeland Security (DHS), federal law enforcement agencies and other parts of the federal government charged with ensuring the safety and security of our nation. With more than 1,100 employees, Sotera delivers essential enterprise IT, cyber security systems and operations, data fusion and analytics, intelligence analysis and C5ISR solutions to customers throughout the federal government and is a prime contractor on approximately 80% of its work.

Together, KeyW and Sotera will deliver an advanced portfolio of engineering and technology solutions, including cyber, cloud and data analytics, geospatial, analysis and operations and machine learning. The combined companies are expected to generate approximately $535 million in revenue on a pro-forma basis and more than $55 million in adjusted EBITDA in 2017 before synergies.

SUMMARY OF STRATEGIC AND FINANCIAL BENEFITS

•	Provides New and Enhanced Access to Agencies within the IC: The combination expands the company’s footprint into target agencies, including FBI, DHS and new areas within the DoD.

•	Adds Significant Scale, Creating Unique, IC-Focused Provider: The transaction will create a pure-play IC provider of scale with approximately 2,100 employees, of whom 80% hold Top Secret and above clearances. The scale of the combined companies will provide a more competitive cost model and drive additional growth.

•	Adds New and Complementary Capabilities for IC Customers: The combined companies offer an expanded portfolio with new and enhanced solutions for both KeyW and Sotera legacy customers. Sotera will add complementary capabilities to KeyW’s existing agile software and solution development, cyber security and data analytics—and new capabilities in advanced emerging technologies focused on machine learning and big data solutions. KeyW brings new and complementary capabilities to existing Sotera customers, including cyber operations and training, affordable Intelligence Surveillance and Reconnaissance solutions, sensor development, platform modification and end-to-end mission solutions.

•	Provides Access to Large Portfolio of Prime Contracts and IDIQ Vehicles: Sotera brings more than 12 prime IDIQ and GWAC contract vehicles, which will expand the combined company’s overall presence in the IC and DoD. The combined contract portfolio provides the opportunity to sell capabilities from each company to new and existing customers with an enhanced business development engine.

•	Highly Achievable Cost Synergies: The transaction is expected to yield approximately $3.5 million of cost synergies within the fiscal year 2017 and approximately $7 million within 12-18 months.

•	Enhanced Cash Flow Profile and Accretive Earnings Per Share (EPS): The transaction is expected to be immediately accretive to FY2017 adjusted EPS and GAAP EPS accretive in FY2018. The cash flow profile of the combined business will enable deleveraging immediately. The anticipated tax attributes will increase net cash flow through an expected reduction of cash tax expense.

TRANSACTION STRUCTURE

In addition to funds provided by KeyW’s recently completed secondary common stock offering, further financing for the transaction was supported by a five year senior secured $135 million term loan and a $50 million revolving credit facility arranged by RBC Capital Markets.

The combined companies will have pro-forma debt to trailing 12-month adjusted EBITDA of approximately 4.4x. The merger structure is expected to preserve certain tax attributes of Sotera (subject to applicable U.S. Code 382 limitations on net operating loss carryforwards), providing tax benefits with an expected net present value of up to approximately $46 million.

GOVERNANCE AND LEADERSHIP

KeyW’s Bill Weber and Mike Alber will continue in their current respective roles as chief executive officer and chief financial officer. Additional leaders will be drawn from both companies and named as the integration progresses—and KeyW’s current board of directors will continue to provide executive oversight of the organization.

ABOUT KeyW

KeyW is a total solutions provider for the Intelligence, Cyber and Counterterrorism Communities' toughest challenges. We support the collection, processing, analysis and dissemination of information across the full spectrum of their missions. We employ and challenge more than 2,000 of the most talented professionals in the industry with solving such complex problems as preventing cyber threats, transforming data into intelligence and combating global terrorism.

Forward-Looking Statements

Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to: statements about our future expectations, plans and prospects; statements regarding  our strategies, plans, and operations; and other statements containing the words "estimates," "believes," "anticipates," "plans," "expects," "will," "potential," "opportunities," and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 15, 2017 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KeyW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

In addition to factors previously disclosed in KeyW’s reports filed with the Securities and Exchange Commission (“SEC”), the following factors could cause actual results to differ materially from forward-looking statements: (i) KeyW being unable to successfully implement integration strategies or realize the anticipated benefits of the acquisition, including the possibility that the expected synergies and cost reductions from the proposed acquisition will not be realized or will not be realized within the expected time period; (ii) the increased leverage and interest expense of the combined company; (iii) general economic conditions and/or conditions affecting the parties’ current and prospective customers and/or (iv) difficulties with, or delays in, the inability to achieve the parties’ and combined company’s revenue and adjusted EBITDA guidance for 2017, due to, among other things, unanticipated circumstances, trends or events affecting the combined company's financial performance. Factors other than those referred to above could also cause KeyW’s or Sotera’s results to differ materially from expected results.

Non-GAAP Financial Measures

This press release contains forward looking estimates of adjusted EBITDA, including adjusted EBITDA margin. Adjusted EBITDA, as defined by KeyW, is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with U.S. GAAP. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate adjusted EBITDA or similarly titled measures in the same manner as we do. We prepare adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments and the reasons we consider them appropriate.

We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•	we have various non-recurring transactions or non-operating transactions and expenses that directly impact our net income. Adjusted EBITDA is intended to approximate the net cash provided by operations by adjusting for non-recurring or non-operating items; and

•	securities analysts use adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.

Our board of directors and management use adjusted EBITDA:

•	as a measure of operating performance;

•	to determine a significant portion of management's incentive compensation;

•	for planning purposes, including the preparation of our annual operating budget; and

•	to evaluate the effectiveness of our business strategies.

Although adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect interest expense or interest income;

•	adjusted EBITDA does not reflect cash requirements for income taxes;

•	adjusted EBITDA does not include non-cash expenses related to stock compensation;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

As used in this press release, with respect to estimated adjusted EBITDA, KeyW defines adjusted EBITDA as GAAP net income before interest, income taxes, depreciation and amortization, excluding stock-based compensation, transaction and integration costs and other adjustments, as applicable, associated with the proposed transaction. Reconciliations of estimated adjusted EBITDA to GAAP net income is not provided because GAAP net income generated by the Sotera operations for the applicable future period is not accessible or estimable at this time. In this regard, KeyW has not yet completed the necessary valuation of the various assets to be acquired in the proposed acquisition, for accounting purposes, or an allocation of the purchase price among the various types of assets. In addition, the final interest and debt expense associated with the transactions contemplated by the commitment letter have not been finalized and are therefore unavailable. Accordingly, the amount of depreciation and amortization, interest and debt expense and other factors that will be included in the additional GAAP net income assuming the proposed transaction is consummated is not accessible or estimable at this time, and is therefore not available without unreasonable effort. The amount of such additional resulting depreciation and amortization, applicable interest and debt expense, and other factors could be significant, such that actual GAAP net income would vary substantially from the estimated adjusted EBITDA included in this presentation.

Contacts:

Heather Williams

Corporate Media Relations

communications@keywcorp.com

443.733.1613

Chris Donaghey

Investor Relations

investors@keywcorp.com

443.733.1600